EXHIBIT 4.1


                              FIRST AMENDMENT TO
                    AMENDED AND RESTATED CONSULTING AGREEMENT

     This First Amendment to Amended and restated Consulting
Agreement (this "Amendment") is made and entered into as of the 10th day of April, 2001, by and between BuckTV.com, Inc. ("Issuer") and Rodney
R. Schoemann, Sr., a person of the full age of majority and resident of the State of Louisiana ("Consultant").

                             R E C I T A L S

          A. WHEREAS, the Issuer is in default of its obligations under that certain Amended and Restated Consulting Agreement dated January 1, 2001 by and between Issuer and Consultant (the "Consulting Agreement");

          B. WHEREAS, Consultant has not yet terminated its services under the Consulting Agreement despite Issuer's uncured default of its obligations thereunder;

          C. WHEREAS, as compensation under the Consulting Agreement, Issuer was obligated to pay to Consultant the full sum of $350,000, such sum to be paid to Consultant through the issuance to Consultant of certain shares of common stock of Issuer registered on Form S-8 under the Securities Act of 1933, as amended; however, such compensation was never paid to Consultant, such shares were never issued to Consultant nor were such shares ever registered on Form S-8;

          D. WHEREAS, Issuer and Consultant have agreed to settle and compromise the obligations of Issuer to Consultant under the Consulting Agreement such that Issuer will pay to Consultant the full sum of $175,000 as consideration for Consultant's services and Issuer and Consultant have agreed to amend the Consulting Agreement under the terms set forth herein.

          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

     Recitals are True.  The above recitals are true and correct and incorporated herein.
     Amendment to Section 2.  Section 2 of the Consulting Agreement is
                         hereby amended and restated in its entirety as follows:
2. Consulting Services and Compensation. On the terms and subject to the conditions set forth in this agreement, Issuer and Consultant hereby agree that:

     (a) From and after the date hereof, subject to the Termination provisions of Section 7 hereof, Consultant shall serve as a consultant to Issuer in connection with (i) the evaluation of potential business opportunities for Issuer, (ii) the business operations and management of Issuer, (iii) the development of business

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strategies for Issuer, and (iv) raising public and private capital for
Issuer (the services identified in foregoing clauses (i) through (iv) are hereinafter collectively referred to as the "Consulting Services") and;

     (b) As compensation for the Consulting Services, Issuer agrees to pay to Consultant and Consultant agrees to accept from Issuer, the full sum of One Hundred Seventy Five Thousand and 00/100 ($175,000.00) Dollars (the "Consulting Fee"). The Consulting Fee shall be payable in full on the date of execution of this Agreement. The Consulting Fee shall be payable through the issuance by Issuer of 21,875,000 shares of Common Stock (the "Shares") with a stated fair market value of $0.008 per share (which price was not arbitrarily determined but represents the closing bid price of the Company's common stock on April 10, 2001, the date of the First Amendment to Amended and Restated Consulting Agreement, as quoted on the OTCBB for the Company's common stock).

(c) Issuer and Consultant further agree that Issuer will send to Consultant a letter advising Consultant that the Shares registered on the Registration Statement (as defined in Section 4 herein below) will represent ordinary income to Consultant and that Consultant will accept responsibility for such ordinary income during the tax year in which this Agreement is executed; provided, that the value of the Shares set forth on Internal Revenue Service Form 1099 provided to Consultant by Issuer evidencing such ordinary income shall not exceed $0.008 per share. It is specifically agreed that Issuer shall reimburse Consultant for any and all income taxes incurred by Consultant as a result of this Agreement. Prior to April 15, 2002, Consultant shall provide written notice to Issuer of the amount of such income taxes. Within three (3) business days of receipt of such notice, but in no event Issuer later than April 15, 2002, Issuer shall pay to Consultant the amount of such income tax liability incurred by Consultant as a result of this Agreement.

Amendment to Section 4. Section 4 of the Consulting Agreement is hereby amended and restated in its entirety as follows:
4. Registration, Issuance and Delivery of Shares. Within ten (10) days following the date hereof, Issuer agrees to register the issuance of the Shares to Consultant by filing a Form S-8 registration statement (the "Registration Statement") with the United States Securities and Exchange Commission under the
Securities Act of 1933, as amended (the "Securities Act").
Promptly after the Registration Statement becomes effective, but in no event later than three (3) days following the effective date of the Registration Statement, Issuer shall issue a stock certificate representing the Shares to Consultant and shall deliver the stock certificate at the address specified by Consultant in Section 8 hereof. If the above filing and issuance does not take place within such thirteen (13) day period from the date of this agreement, Issuer will issue to Consultant an additional 2,100,000 shares of Common Stock as liquidated damages for Issuer's breach of the terms and conditions hereof."

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Notices.  Any and all notices, demands, requests, designations, consents, offers, acceptances or any other communications that may be or are required to be given, served or sent by any party to another party pursuant to this Amendment shall be in writing and shall be mailed by certified mail, return receipt requested, or by verifiable overnight delivery postage prepaid, or transmitted by hand delivery (against a signed receipt) or by facsimile with confirmation of receipt addressed as follows: (a) if to Consultant at 3904 Wheat Drive, Metairie, Louisiana, 70002 FAX (504) 455-8845, with a copy to William
C. Perez, Esq., 1800 M Street, N.W., Washington, D.C. 20036 FAX: (202) 467-7176; (b) if to Issuer at Polo Tower, 3743 S. Las Vegas Boulevard, Suite 107, Las Vegas, Nevada 89109, Attn: Larry E. Hunter, President, or to such other address which may be designated by either Consultant of Issuer.

Modification. No change or modification of this Amendment shall be valid unless the same be in writing and signed by the parties hereto, other than modification by a Court of law in accordance with Section 15 hereof.

Entire Agreement; No Third-Party Beneficiaries. This Amendment (including the exhibits and schedules attached hereto) and such other documents expressly intended by the terms hereof to be delivered subsequent to the execution of this Amendment, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Amendment shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. The exhibits and schedules constitute a part hereof as though set forth in full above. This Amendment is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

Expenses. Issuer shall pay all fees and expenses incurred by Issuer and Consultant in connection with the negotiation and preparation of this Amendment or any transaction contemplated hereby.

Attorneys' Fees. Notwithstanding the foregoing, in the event either party employs an attorney or brings an action against the other arising out of the terms of this Amendment, the prevailing party (whether such prevailing party has been awarded a money judgment or not) shall receive from the other party (and the other party shall be obligated to pay) the prevailing party's reasonable legal fees and expenses (including the fees and expenses of experts and para-professionals), whether such fees and expenses are incurred before, during or after any trial, re-trial, re-hearing, mediation or arbitration, administrative proceedings, appeals or bankruptcy or insolvency proceedings, and irrespective of whether the prevailing party would have been entitled to such fees and expenses under applicable law in the absence of this Section.

Amendment; Waiver. This Amendment may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Amendment shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from

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any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Amendment are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

Binding Effect; Assignment. The rights and obligations of this Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned except by mutual written consent of the parties hereto.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

Rules of Interpretation. Except as otherwise expressly provided in this Amendment, the following rules shall apply hereto: (a) the singular includes the plural and plural includes the singular; (b) "or" is not exclusive and "include" and "including" are not limiting; (c) a reference to any agreement or other contract includes any permitted supplements and amendments; (d) a reference in this Amendment to a section or exhibit is a reference to a section or exhibit within or attached to this Amendment unless otherwise expressly provided; (e) a reference to a section or paragraph in this Amendment shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (f) words such as "hereunder", "hereto", "hereof", and "herein", and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Amendment and not to any particular clause hereof; (g) the headings of the articles or sections and the ordering or position thereof are for convenience only and shall not in any way be deemed to affect the meaning of this Amendment; (h) a reference in this Amendment to a "person" or "party" (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural persons and unnatural persons (including, but not limited to, corporations, partnerships, limited liability companies or partnerships, trusts, etc.); (i) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP; and (j) any reference in this Amendment to a "business day" shall include each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in New Orleans, Louisiana are closed.

Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Amendment and that this Amendment has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Amendment. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that

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there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

Governing Law and Waiver of Jury Trial. THIS AMENDMENT IS MADE IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA. THE PARTIES HERETO EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY REGARDING ALL MATTERS OR DISPUTES ARISING OUT OF OR RELATED TO THIS AMENDMENT. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AMENDMENT.

Severability. The parties hereto intend all provisions of this Amendment to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Amendment is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable; this Amendment shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance, except to the extent such remaining provisions constitute obligations of another party to this Amendment corresponding to the unenforceable provision.

Further Assurances. At any time and from time to time after the date of this Amendment, each party shall execute such additional instruments and take such other and further actions as may be reasonably requested by the other party to confirm or otherwise to carry out the intent and purpose of this Amendment.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above mentioned.

                                                   BUCKTV.COM, INC

                                                   /s/ Larry E. Hunter
                                                  -----------------------------
                                                   Larry E. Hunter
                                                   President


                                                   /s/ Rodney R. Schoemann, Sr.,
                                                  -----------------------------
                                                    Rodney R. Schoemann, Sr.,
                                                    Individually
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